Exhibit 99.1

FOR RELEASE

UNITIL REPORTS YEAR-END EARNINGS

HAMPTON, N.H., JANUARY 28, 2015—Unitil Corporation (NYSE: UTL) (www.unitil.com) today announced Net Income of $24.7 million, or $1.79 per share, for the year ended December 31, 2014, an increase of $3.1 million, or $0.22 per share, compared to 2013. The 14.0% increase in earnings for the twelve months ended December 31, 2014 was driven by higher natural gas and electric sales margins partially offset by higher net operating expenses. Net Income for the three months ended December 31, 2014 was $9.4 million, or $0.69 per share, compared to Net Income of $10.3 million, or $0.75 per share, for the same period in 2013.

“The continued growth of our natural gas business along with recently completed gas and electric rate cases helped the Company to achieve strong financial results in 2014” said Robert G. Schoenberger, Unitil’s Chairman and Chief Executive Officer. “As we look forward to 2015, the continued expansion of our natural gas utility business and investments in the Company’s gas and electric distribution infrastructure will provide a strong foundation for sustained future growth. Reflecting confidence in our business plan, on January 26, 2015 the Company’s Board of Directors raised the quarterly dividend on the Company’s common stock from $0.345 per share to $0.35 per share, increasing the effective annual dividend rate to $1.40 from $1.38.”

Natural gas sales margins were $29.4 million and $97.4 million in the three and twelve months ended December 31, 2014, respectively, resulting in increases of $0.5 million and $12.2 million, respectively, compared to the same periods in 2013. Natural gas sales margins were positively affected by higher therm unit sales in 2014, a growing customer base and recently approved distribution rates compared to 2013. Therm sales of natural gas increased 7.7% in the twelve months ended December 31, 2014 compared to 2013, driven by colder winter weather in the first quarter of 2014 and new customer additions in 2014 compared to 2013. Based on weather data collected in the Company’s service areas, there were 5.9% more Heating Degree Days in 2014 compared to 2013. Weather-normalized gas therm sales, excluding decoupled sales, in 2014 are estimated to be up 5.2% compared to 2013.

Electric sales margins were $20.1 million and $80.8 million in the three and twelve months ended December 31, 2014, respectively, resulting in increases of $1.0 million and $4.6 million, respectively, compared to 2013. These increases reflect recently approved electric distribution rates and higher electric kilowatt-hour (kWh) sales. Electric kWh sales increased 1.3% and 0.6%, respectively in the three and twelve months ended December 31, 2014 compared to the same periods in 2013, driven by the addition of new customers and the effect of colder than normal winter weather in the first quarter of 2014.

Usource, the Company’s non-regulated energy brokering business, recorded revenues of $5.7 million in 2014.

Operation and Maintenance (O&M) expenses increased $0.9 million and $4.4 million in the three and twelve months ended December 31, 2014, respectively, compared to the same periods in 2013. The increase in O&M expenses in the three month and twelve month periods reflects higher compensation and benefit costs and higher utility operating costs.

Depreciation, Amortization, Property Taxes and other expenses increased $1.8 million and $5.8 million in the three and twelve months ended December 31, 2014, respectively, compared to the same periods in 2013, reflecting higher utility plant assets in service, amortization of storm restoration costs and property taxes.

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6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

Interest Expense, net increased $0.6 million and $2.1 million in the three and twelve months ended December 31, 2014, respectively, compared to the same periods in 2013, reflecting lower interest income on regulatory assets and higher interest on long-term debt.

Income Taxes were lower in the fourth quarter of 2014 compared to the same period in 2013 reflecting lower pre-tax earnings in the fourth quarter of 2014. Income Taxes increased in the twelve months ended December 31, 2014 compared to 2013 reflecting higher pre-tax earnings in 2014.

At its January 2015 meeting, the Unitil Corporation Board of Directors declared a quarterly dividend on the Company’s common stock of $0.35 per share, an increase of $0.005 per share on a quarterly basis, resulting in an increase in the effective annual dividend rate to $1.40 from $1.38. This dividend declaration continues an unbroken record of quarterly dividend payments since trading began in Unitil’s common stock.

The Company’s earnings are seasonal and are typically higher in the first and fourth quarters when customers use natural gas for heating purposes.

The Company will hold a quarterly conference call to discuss fourth quarter and full year 2014 results on Wednesday, January 28, 2015, at 2:00 p.m. Eastern Time. This call is being webcast and can be accessed in the Investor Relations section of Unitil’s website, www.unitil.com.

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 102,700 electric customers and 77,900 natural gas customers. Other subsidiaries include Usource, Unitil’s non-regulated business segment. For more information about our people, technologies, and community involvement please visit www.unitil.com.

Forward-Looking Statements

This press release may contain forward-looking statements. All statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements include declarations regarding Unitil’s beliefs and current expectations. These forward-looking statements are subject to the inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the risks and uncertainties include the following: Unitil’s regulatory environment (including regulations relating to climate change, greenhouse gas emissions and other environmental matters); fluctuations in the supply of, the demand for, and the prices of, gas and electric energy commodities and transmission and transportation capacity and Unitil’s ability to recover energy supply costs in its rates; customers’ preferred energy sources; severe storms and Unitil’s ability to recover storm costs in its rates; general economic conditions; variations in weather; long-term global climate change; Unitil’s ability to retain its existing customers and attract new customers; increased competition; and other risks detailed in Unitil’s filings with the Securities and Exchange Commission. These forward looking statements speak only as of the date they are made. Unitil undertakes no obligation, and does not intend, to update these forward-looking statements.

For more information please contact:

David Chong—Investor Relations Phone: 603-773-6499 Email: chong@unitil.com	Alec O’Meara—Media Relations Phone: 603-773-6404 Email: omeara@unitil.com

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Selected financial data for 2014 and 2013 is presented in the following table:

Unitil Corporation—Condensed Consolidated Financial Data

(Millions, except Per Share data)(Unaudited)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2014	2013	Change	2014	2013	Change
Gas Therm Sales:
Residential	10.2	10.0	2.0%	44.7	39.8	12.3%
Commercial/Industrial	42.6	43.7	(2.5%)	171.5	160.9	6.6%

Total Gas Therm Sales	52.8	53.7	(1.7%)	216.2	200.7	7.7%

Electric kWh Sales:
Residential	155.1	155.9	(0.5%)	687.6	690.9	(0.5%)
Commercial/Industrial	237.1	231.2	2.6%	991.4	977.4	1.4%

Total Electric kWh Sales	392.2	387.1	1.3%	1,679.0	1,668.3	0.6%

Gas Revenues	$62.1	$58.6	$3.5	$201.4	$170.4	$31.0
Cost of Gas Sales	32.7	29.7	3.0	104.0	85.2	18.8

Gas Sales Margin	29.4	28.9	0.5	97.4	85.2	12.2
Electric Revenues	56.5	49.8	6.7	218.7	190.7	28.0
Cost of Electric Sales	36.4	30.7	5.7	137.9	114.5	23.4

Electric Sales Margin	20.1	19.1	1.0	80.8	76.2	4.6
Usource Revenues	1.2	1.4	(0.2)	5.7	5.8	(0.1)

Total Sales Margin:	50.7	49.4	1.3	183.9	167.2	16.7

Operation & Maintenance Expenses	15.3	14.4	0.9	64.6	60.2	4.4
Depreciation, Amortization, Property Taxes & Other	15.4	13.6	1.8	59.7	53.9	5.8
Interest Expense, net	5.4	4.8	0.6	20.9	18.8	2.1

Income Before Income Taxes	14.6	16.6	(2.0)	38.7	34.3	4.4
Income Tax Expense	5.2	6.3	(1.1)	14.0	12.7	1.3

Net Income	$9.4	$10.3	$(0.9)	$24.7	$21.6	$3.1

Earnings Per Share	$0.69	$0.75	$(0.06)	$1.79	$1.57	$0.22